Exhibit 10.18

FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Office Lease is entered into as of the 9th day of April, 2004, by and between ColRich Broadway, L.P., an Arizona Limited Partnership (“Landlord”), and Leslie’s Poolmart, Inc., A Delaware Corporation (“Tenant”).

WHEREAS, Lessor and Lessee are now parties to a certain Lease Agreement dated October 31, 2000 (“Original Lease”), as amended by that certain First Amendment to Lease dated as of November 30, 2000 (the “First Amendment”), as further amended by that certain Second Amendment to Lease dated as of June 26, 2001 (the “Second Amendment”), and as further amended by that certain Third Amendment to Lease dated, May 31, 2002 (the “Third Amendment”) (the Original Lease, First Amendment, Second Amendment and Third Amendment are hereinafter collectively referred to as the “Lease”) whereby Tenant leased those certain premises consisting of approximately 35,579 rentable square feet commonly known as Suite 100 and those certain premises consisting of approximately 16,126 rentable square feet commonly known as Suite 202 (collectively, “the Existing Premises”), both of which are located at 3925 East Broadway, Phoenix, Arizona (the “Building”) which Building is located within the property known as the Broadway Business Center (the “Property”).

WHEREAS, Landlord and Tenant desire to modify certain provisions of the Lease and to provide for the terms and conditions for such modifications as hereinafter set forth;

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.	Provided Tenant is not in default under the Lease at the time of its receipt of Landlord’s Notice (as defined below), and upon or in advance of the availability of all or any portion of the remaining 21,435 rentable square feet (the “Additional Premises”) at the Building, Tenant will have (subject to the, pre-existing rights of other tenants at the Project) the right of first refusal to lease the Additional Premises in accordance with the following:

(A) Landlord will provide Tenant written notice (“Landlord’s Notice”) of the availability of the Additional Premises no earlier than ninety (90) days prior to the availability of the Additional Premises.

(B) Tenant will have fifteen (15) days from its receipt of Landlord’s Notice to respond in writing to Landlord that Tenant wishes to exercise Tenant’s right of first refusal to lease the Additional Premises (“Tenant’s Notice”).

(C) Upon Landlord’s receipt of Tenant’s Notice, Landlord and Tenant shall have thirty (30) to negotiate mutually acceptable 1 terms and conditions under which Tenant will lease the Additional Premises.

(D) Should Tenant and Landlord not agree to such alternative terms within the thirty (30) day period referenced in paragraph C above, then Tenant will be deemed to lease the Additional Premises on the following terms: 1] The commencement date shall be the earlier of the date Tenant takes occupancy of the Additional Premises or thirty (30) days after the Additional Premises becomes available; 2] The expiration date shall be coterminous with the expiration date applicable to the Existing Premises, which Lease Expiration Date is currently June 30, 2009; 3] The Base Rent for the Additional Premises shall be calculated at the same rental rate per rentable square foot that Tenant is paying for Suite 202 of the Existing Premises (which rental rate per rentable square foot is more specifically set forth in Paragraph 4.2 of the Third Amendment); and 4] Landlord’s tenant improvement obligations will be limited to the repainting and re-carpeting of the Additional Premises such that the condition and quality of the Additional Premises will be comparable to the existing quality and condition of Suite 202 at the time of Tenant’s Notice; and 5] all other terms, charges and conditions of the Lease will be in effect.

(E) Time is of the essence in regard to Tenant’s obligations under this Fourth Amendment.

Unless otherwise defined in this Fourth Amendment, all capitalized terms used herein shall have the same meaning as ascribed to such term in the Lease. The Lease remains in full force and effect as to its stated terms, except as modified herein.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth Amendment as of the date and year written above.

LANDLORD ColRich Broadway Investors, L.P.	TENANT Leslie’s Poolmart, Inc.

By	By

Executed at	Executed at

Address	Address

[Trammell Crow Company letterhead]

January 3, 2002

Leslie’s Poolmart, Inc.

3925 E. Broadway Road

Phoenix, Arizona 85040

Re:	Lease Agreement dated October 31, 2000 between Broadway Business Center LLC, as Landlord and Leslie’s Poolmart, Inc.

Dear Gentlemen:

We are pleased to have you as a new tenant at Broadway Business Center. It is our objective to provide the very best in services to your company.

This letter will serve to document certain terms of the lease for 3925 E. Broadway Road, Phoenix, Arizona 85040.

The lease commencement date is January 11, 2001. Rent commencement date is February 13, 2001. The primary lease term as set forth in the lease shall be 75 months; the lease expiration is April 30, 2007.

The approximate area in the premises is 37,579 rentable square feet. The actual rentable area in the project is 136,450 rentable square feet. Tenant’s proportionate share, with respect to the common area, therefore, shall be 27.00%. Tenant’s proportionate share with respect to the building shall be 50.01%.

Please execute below and return to my attention at Trammell Crow Company acknowledging the above referenced lease information. Again, we welcome you to Broadway Business Center and look forward to a long and mutually beneficial relationship.

Sincerely,

TRAMWELL CROW COMPANY	Agreed and Accepted this Third day of January, 2002

/s/ Olympia Bella	TENANT NAME
Olympia Bella Assistant Property Manager	By:	/s/ Donald J. Anderson
	Print Name:	Donald J. Anderson
	ITS:	CFO, EVP